Exhibit 21.01


                  NORTHERN STATES POWER COMPANY, MINNESOTA AND SUBSIDIARIES



Subsidiaries of Registrant

Name                             State of Incorporation     Purpose

Northern States Power                                       Electric and
  Company (Wisconsin)            Wisconsin                  gas utility

First Midwest Auto                                          Owns and manages
  Park, Inc.                     Minnesota                  a parking ramp

United Power and Land                                       Real estate
  Company                        Minnesota                  holding company

Cormorant Corporation            Montana                    Former owner
                                                            of interest in
                                                            coal and lignite
                                                            properties

NRG Energy, Inc.                 Delaware                   Owns and manages
                                                            non-regulated
                                                            energy subsidiaries
                                                            of the Company

Cenergy, Inc.                    Minnesota                  Natural gas
                                                            marketing and
                                                            energy services

Viking Gas                                                  Natural gas
  Transmission Company           Delaware                   transmission

Eloigne Company                  Minnesota                  Owns and operates
                                                            affordable housing
                                                            units

Northern Power Wisconsin                                    Formed for purposes
  Corp.                          Wisconsin                  of Merger Agreement